                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant / /
     Filed by a Party other than the Registrant /X/
     Check the appropriate box:
     / / Preliminary Proxy Statement
     / / Confidential, for Use of the
         Commission Only (as permitted by
         Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                              MPSI SYSTEMS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                            Bowne of Dallas, Inc.
                         Turtle Creek Business Center
                              1931 Market Center
                                  Suite 111
                           Dallas, Texas 75207-0528
                                (214) 651-1001
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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MPSI SYSTEMS INC.                               8282 SOUTH MEMORIAL DRIVE
                                                TULSA, OKLAHOMA 74133
                                                918 250-9611
                                                FACSIMILE 918 254-8764

INTERNATIONAL COMPUTER SOFTWARE AND INFORMATION SERVICES
--------------------------------------------------------------------------------

[LOGO]
                                                                January 2, 1996

              Dear Stockholder:

                  You are cordially invited to attend the Annual Meeting of
              Stockholders of MPSI Systems Inc. (the "Company") which will be held on Thursday, February 1, 1996 at 11:00 a.m. at the Warren Two Building, 18th Floor, 6120 South Yale, Tulsa, Oklahoma 74136.

                  The formal notice of the Annual Meeting and the Proxy
              Statement have been made a part of this invitation.

                  After reading the Proxy Statement, please mark, date,
              sign and return the enclosed Proxy as soon as possible in the envelope provided. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

                  A copy of the Company's Annual Report to Stockholders is
              also enclosed.

                  The Board of Directors and Management look forward to
              seeing you at the meeting.

                                                   Sincerely yours,

                                                   RONALD G. HARPER
                                                   Chairman and Chief
                                                     Executive Officer

              Encls.

                               MPSI SYSTEMS INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 1, 1996

     The Annual Meeting of Stockholders of MPSI Systems Inc. (the "Company") will be held at the Warren Two Building, 18th Floor, 6120 South Yale, Tulsa, Oklahoma, on February 1, 1996 at 11:00 a.m., for the following purposes:

          1. To elect five (5) directors to hold office during the ensuing year.

          2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors.

          3. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

     The Board of Directors has fixed the close of business on December 5, 1995 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. A complete list of stockholders entitled to vote will be available at the Company's headquarters, 8282 South Memorial Drive, Tulsa, Oklahoma, for ten days prior to the meeting.

     We hope that you will use this opportunity to take an active part in the affairs of your Company by voting on the business to come before the meeting either by executing and returning the enclosed Proxy or by casting your vote in person at the meeting. The granting of such proxy will not affect your right to vote in person should you decide to attend the meeting.

     IF YOU DO NOT EXPECT TO ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS. A PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED.

                                            By Order of the Board of Directors

                                            DOROTHY Y. TERHUNE
                                            Secretary

Tulsa, Oklahoma
January 2, 1996

                                                                 January 2, 1996

                               MPSI SYSTEMS INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 1, 1996

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

     This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation by the Board of Directors of MPSI Systems Inc., a Delaware corporation (the "Company"), with principal executive offices at 8282 South Memorial Drive, Tulsa, Oklahoma 74133, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held on February 1, 1996, and any postponement or adjournment thereof. The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. This Proxy Statement and the enclosed proxy are being first sent to security holders on January 2, 1996.

     A proxy may be revoked at any time before it is voted by filing with the Secretary of the Company a written notice of revocation or by duly executing a proxy bearing a later date. A proxy may also be revoked by any stockholder present at the meeting who expresses a desire to vote his or her shares in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specification on the enclosed proxy. If no choice is so specified, the shares will be voted FOR the election of the five (5) nominees for director listed in this Proxy Statement and FOR ratification of the appointment of Ernst & Young LLP as independent auditors, all as described in the Notice of Annual Meeting of Stockholders and in this Proxy Statement.

     The close of business on December 5, 1995 has been fixed as the record date for determining the holders of shares entitled to receive notice of and to vote at the meeting. On such date, the Company had 2,751,595 shares of Common Stock outstanding and entitled to vote. The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy shall constitute a quorum for the transaction of business at the meeting. Each such share is entitled to one vote on all matters. An abstained vote will count in achieving a quorum for transaction of business, but not towards approval or rejection of the matter under consideration.

     The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone, facsimile or telegraph, and no additional compensation will be paid for such solicitation. The Company will reimburse brokers and nominees for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of shares held of record by such brokers and nominees.

                        DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

     Five directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected or appointed and qualified. All five of the nominees named below are presently directors of the Company. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed Proxy will be voted FOR the election of all five nominees. In the event that any such nominee is unable or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as shall be designated by the present Board of Directors, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. An affirmative vote of a majority of the outstanding shares of Common Stock present and voting at the meeting is required for election of the five nominees to the Board of Directors.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
            ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO NOMINEES

     The following table sets forth the nominees, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company. All were elected at the Company's Annual Meeting of Stockholders held on February 1, 1995, and have continued to serve since such time.

               NAME AND PRINCIPAL OCCUPATION AT PRESENT                   DIRECTOR
              AND FOR THE PAST FIVE YEARS; DIRECTORSHIPS                   SINCE           AGE
----------------------------------------------------------------------    --------         ---
Ronald G. Harper(1)...................................................      1970           57
  Mr. Harper, who founded the Company in 1970, has served as its
  President, Chairman of the Board and Chief Executive Officer since its inception.
John C. Bumgarner, Jr.(1)(2)(3).......................................      1982           53
  In 1979 Mr. Bumgarner was appointed to his present position as
  Senior Vice President -- Corporate Development and Planning of The
  Williams Companies, Inc., a Tulsa-based conglomerate. He has been employed by The Williams Companies, Inc. since 1977. He is also a director of TRANSCO, James River Coal Company, and several privately held companies.
Dr. David L. Huff(1)..................................................      1982           64
  Since 1968 Dr. Huff has been a member of the faculty at the
  University of Texas. He has been a Fulbright Lecturer and has published numerous books and articles, including Market Area
  Analysis, "A Graphical Index of Consumer Expectation," "Measures of
  Market Area Overlap," and "Retail Location Theory." He is an expert in computer modeling techniques.
Joseph C. McNay(1)(2)(3)..............................................      1982           61
  Since November 1976 Mr. McNay has been the President, a Director and the Chairman of the Board of Essex Investment Management Company,
  Inc., a company engaged in investment and advisory services. Mr.
  McNay is also a director of Softech, Inc. and Alpha I Biomedical,
  Inc., each of which are publicly-held companies.

               NAME AND PRINCIPAL OCCUPATION AT PRESENT                   DIRECTOR
              AND FOR THE PAST FIVE YEARS; DIRECTORSHIPS                   SINCE           AGE
----------------------------------------------------------------------    --------         ---
John J. McQueen(2)(3).................................................      1982           74
  Mr. McQueen has been in the private practice of law in the Tulsa area since 1959. He has also served as a certified public accountant with KPMG Peat Marwick, as a tax specialist with Warren Petroleum
  Corp., and as controller of Davis Investments, a company engaged in oil and real estate activities.

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Nominating Committee.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

     During the fiscal year ended September 30, 1995, the Board of Directors held four meetings. All of the directors attended at least 75% of the meetings of the Board. To assist it in carrying out its duties, the Board of Directors has standing Compensation, Audit and Nominating Committees.

     The Audit Committee's functions are to recommend and approve, subject to ratification by the Board of Directors and the stockholders, the Company's independent auditors, to review the scope and results of audits by the independent auditors, to represent the Board of Directors and stockholders in ensuring that the legal, ethical and regulatory requirements for reporting and public disclosure are met by the Company and to serve as the channel of communication between the Board of Directors and Management on matters involving financial reporting, public disclosure, reporting policy and relationships with financial and regulatory entities. The Audit Committee held no separate meetings during the fiscal year ended September 30, 1995, but conducted the necessary business during the regular meetings of the Board.

     The Compensation Committee's functions are to develop and monitor compensation arrangements. In performing these functions, the Compensation Committee approves salary ranges and actual salaries for all executive officers, monitors the effectiveness of and adopts changes as appropriate for all executive compensation programs, sets requirements for and evaluates performance under the executive compensation plans and approves all awards under such plans, and administers and makes awards, interpretations and other decisions under certain other employee benefit and compensation plans. The Compensation Committee held no separate meetings during the fiscal year ended September 30, 1995, but conducted the necessary business during the regular meetings of the Board. See also "Board Compensation Committee Report on Executive Compensation" below.

     The Nominating Committee was created in September 1993 to seek qualified individuals for consideration to serve as directors of the Company. The committee will function to identify, investigate and obtain consents before any such person's name is placed in nomination to serve as a director of the Company. The committee held no meetings during the fiscal year ended September 30, 1995 and has not yet established procedures governing submission and qualifications for nominees by Company security holders or the committee itself.

INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

     The following table sets forth the executive officers currently serving the Company, their ages, all positions and offices held with the Company and their tenure in such office. If such officer has been employed by the Company for less than five years, other background information and experience is listed. All officers of the Company serve at the pleasure of its Board of Directors, and there exists no arrangement or understanding among any of the Company's executive officers with any other person pertaining to their selection to serve in such position.

                                                                          SERVING IN
                                                                           CURRENT
                        NAME AND ALL POSITIONS                             POSITION
                  AND OFFICES HELD WITH THE COMPANY                         SINCE            AGE
----------------------------------------------------------------------    ----------         ---
Ronald G. Harper......................................................       1970            57
  Mr. Harper, who founded the Company in 1970, has served as its
  President, Chairman of the Board and Chief Executive Officer since its inception.
Roger A. Finn.........................................................       1992            58
  Mr. Finn was appointed as Vice President and Chief Operating Officer of the Company on December 14, 1992, effective January 4, 1993. Mr.
  Finn joined MPSI in 1982 as Director of Network Planning. Subsequent
  assignments included General Manager -- Network Planning, Chief
  Marketing Officer, Vice President of Operations, Vice President of
  American Petroleum, and Vice President -- Marketing and Product
  Development.
Dorothy Y. Terhune....................................................       1979            60
  Mrs. Terhune, employed by MPSI since 1975, has been Corporate
  Secretary since December 1979 and Manager, Human Resources since
  December 1984.
James C. Auten........................................................       1992            47
  Mr. Auten was appointed Principal Accounting Officer in December
  1992. Mr. Auten joined MPSI in 1984 as Corporate Controller and held such position until December 1992.
Jyo Umezawa...........................................................       1989            55
  Mr. Umezawa was appointed Vice President, Pacific Rim Region in July
  1989. Mr. Umezawa joined MPSI in 1983 and has served as Manager --
  Market Development, Director -- Market Studies, Chief Information
  Officer and General Manager -- Technical Services.
Mark R. Davis.........................................................       1994            43
  Mr. Davis was appointed to his present position as Vice President,
  Europe/Middle East/Africa effective April 1994. Mr. Davis joined
  MPSI in 1978 and has served as Project Manager, Manager -- Network
  Planning, Director of Marketing, Director -- Product Development,
  Director -- Network Planning, General Manager -- Production, Vice
  President -- Production and Vice President -- Government/Financial
  Services.

                                                                          SERVING IN
                                                                           CURRENT
                        NAME AND ALL POSITIONS                             POSITION
                  AND OFFICES HELD WITH THE COMPANY                         SINCE            AGE
----------------------------------------------------------------------    ----------         ---
Bryan D. Porto........................................................       1994            46
  Mr. Porto was appointed to his present position as Vice President,
  North/Central/South America effective May 1994. Mr. Porto joined
  MPSI's Rio de Janeiro office in 1985 and has served as Director --
  Network Planning, General Manager -- Marketing and Vice President of
  MPSI's Brazilian subsidiary prior to his present position.

                                STOCK OWNERSHIP

     The following table sets forth information as of December 5, 1995, as to shares of Common Stock beneficially owned by the directors (all of whom are nominees for another term), certain executive officers, the directors and executive officers of the Company as a group, and certain persons known to the Company to own beneficially more than five percent of the Company's Common Stock. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals.

                                                                          BENEFICIAL
                                                                   OWNERSHIP OF COMMON STOCK
                                                                -------------------------------
                                                                 NUMBER
                                                                   OF                  PERCENT
                  NAME OF COMMON STOCKHOLDER                     SHARES                OF CLASS
--------------------------------------------------------------  --------               --------
Ronald G. Harper..............................................  1,170,072(1)            42.52%
  8282 South Memorial Drive
  Tulsa, Oklahoma 74133
John C. Bumgarner, Jr.........................................   222,322                 8.08%
  4900 Bank of Oklahoma Tower
  One Williams Center
  Tulsa, Oklahoma 74172
Joseph C. McNay...............................................   261,322                 9.50%
  125 High Street, 29th Floor
  Boston, Massachusetts 02110
Bank of Oklahoma, N.A.........................................   285,715                10.38%
  P.O. Box 2300
  Tulsa, Oklahoma 74192
The Robertson Stephens Orphan Fund............................   263,971                 9.60%
  555 California Street, Suite 2600
  San Francisco, California 94104
Sanford Orkin.................................................   222,222                 8.08%
  3414 Peachtree Road, N.E., Suite 236
  Atlanta, Georgia 30326
Dr. David L. Huff.............................................     5,000(3)               .18%
John J. McQueen...............................................        --                  -- %
Roger A. Finn.................................................    13,421(2)               .49%
Jyo Umezawa...................................................    15,772(2)               .57%
Mark R. Davis.................................................    10,046(2)               .37%
Bryan D. Porto................................................     7,734(2)               .28%
All officers and directors as a group (11 persons)............  1,720,679(1)(3)         62.53%

---------------

(1) Includes 100,977 shares of Common Stock held directly by Mr. Harper's family or in trust for the benefit of Mr. Harper's family and 396,030 shares held in trust for the benefit of certain charities, as to which shares Mr.
    Harper disclaims beneficial ownership.

(2) The individuals indicated are the four most highly compensated executive officers of the Company after Mr. Harper.

(3) Represents shares held by Dr. Huff's wife, as to which Dr. Huff disclaims beneficial ownership.

VOTING AGREEMENTS FOR COMMON STOCK

     On September 29, 1993, the Company completed a series of transactions as part of a broad equity recapitalization plan. The plan involved not only injection of cash, but a conversion of significant debt to equity. The principal investors involved in the transaction, being John C. Bumgarner, Jr., Ronald G. Harper, Joseph C. McNay, Sanford Orkin, The Robertson Stephens Orphan Fund and Bank of Oklahoma, N.A. (collectively, the "Principal Investors"), made several agreements among themselves and with the Company in connection with the recapitalization. Some of these agreements pertain to voting of their shares of Common Stock which, in the aggregate, approximates 88% of the voting power in the Company.

     One of the Principal Investors' agreements assures the existing slate of directors shall remain in office for three years following the recapitalization, and that during such period the Audit, Compensation and Nominating Committees will be composed of the members described under "Meetings of the Board and Committees of the Board." Another voting agreement entered into by the Principal Investors requires 61% or greater approval of the Common Stock ownership for the Company to merge, consolidate, or enter into a transaction to sell or lease all or substantially all of its assets, or to issue additional shares of equity except to employment benefit or incentive plans. Lastly, John C. Bumgarner, Jr. and Joseph C. McNay were each accorded the right to advance the nomination of another individual for a director's position, and the Principal Investors have agreed to vote their shares in support of any such nomination. The relative holdings of the Principal Investors assure that any nominee of Mr. Bumgarner or Mr. McNay will be approved although they have not yet exercised such rights. All the above-described voting agreements have a three-year term.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company has determined that certain reports required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were not filed on a timely basis. The Company believes that Forms 4 for Roger A. Finn and James C. Auten were not filed when due. The Forms 5 for such individuals were filed at year end and reflected all information which was required to be filed as to such individuals, including the information which should have been filed on Forms 4.

                     COMPENSATION OF DIRECTORS AND OFFICERS

     Summary Compensation Table. The following table summarizes the compensation paid over the last three completed fiscal years to the Company's CEO and the other executive officers of the Company who received compensation of $100,000 or more during the fiscal year ended September 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                      --------------------------------   -------------------------------------
                                                                OTHER            AWARDS                            ALL
                                                               ANNUAL    -----------------------     PAYOUTS      OTHER
                                                               COMPEN-    RESTRICTED               -----------   COMPEN-
           NAME AND                                            SATION       STOCK       OPTIONS/      LTIP       SATION
      PRINCIPAL POSITION       YEAR   SALARY ($)   BONUS ($)   ($)(1)    AWARD(S) ($)   SARS (#)   PAYOUTS ($)   ($)(2)
------------------------------ -----  ----------   ---------   -------   ------------   --------   -----------   -------
Ronald G. Harper..............  1995    181,456       5,599     8,232           --           --           --      8,128
Chairman of the Board,          1994    155,402       6,994    34,285           --           --           --      8,754
  President and Chief           1993    153,313       6,200    34,285           --           --           --      8,145
  Executive Officer
Roger A. Finn.................  1995    101,013       4,092     6,000           --        6,000           --      4,006
Vice President and Chief        1994    102,674       4,620     6,000           --           --           --      3,817
Operating Officer               1993     99,740       3,680     6,000           --       12,500           --      3,442
Jyo Umezawa...................  1995    100,022       4,701        --           --        7,000           --      3,155
Vice President                  1994     93,970       6,354        --           --           --           --      3,476
Pacific Rim                     1993     89,871       2,405        --           --       10,000           --      3,439
Mark R. Davis.................  1995    100,022       3,300        --           --        5,400           --      3,599
Vice President                  1994     92,236       3,084        --           --        5,000           --      1,575
Europe/Africa                   1993     86,728       3,280     5,000           --        5,000           --      1,551
Bryan D. Porto................  1995    100,022       4,000        --           --        5,400           --        624
Vice President                  1994     92,809       3,480        --           --        8,000           --        612
Americas                        1993     90,407       3,164        --           --        2,000           --        576

---------------

(1) Represents automobile allowances paid to the named executive officers.
(2) Disclosure of the components of "All Other Compensation" is omitted for the fiscal year ended September 30, 1993 as permitted by Securities and Exchange Commission rules. The amounts presented for the fiscal years ended September 30, 1995 and 1994 include (a) Company matching contributions to the Company's 401(k) defined contribution plan (Mr. Harper -- $3,865 and $4,497, Mr. Finn -- $3,244 and $3,182, and Mr. Umezawa -- $2,531 and $2,864, Mr.
    Davis -- $2,975 and $976), respectively, and (b) supplemental life insurance premiums paid by the Company (Mr. Harper -- $4,263 and $4,257, Mr.
    Finn -- $762 and $635, Mr. Umezawa -- $624 and $612, Mr. Davis -- $624 and
    $599 and Mr. Porto -- $624 and $612), respectively.

     Option/SAR Grants Table. The following table sets forth certain information with respect to stock options (whether or not in tandem with stock appreciation rights) and freestanding stock appreciation rights (SARs) granted to the named executive officers during the last completed fiscal year:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                        INDIVIDUAL GRANTS                    POTENTIAL
                                                          ---------------------------------------------      REALIZABLE
                                                                     % OF TOTAL                           VALUE AT ASSUMED
                                                                      OPTIONS/                            ANNUAL RATES OF
                                                                        SARS                                STOCK PRICE
                                                          OPTIONS/   GRANTED TO   EXERCISE                APPRECIATION FOR
                                                            SARS     EMPLOYEES    OR BASE                   OPTION TERM
                                                          GRANTED    IN FISCAL     PRICE     EXPIRATION   ----------------
                          NAME                              (#)         YEAR       ($/SH)       DATE      5% ($)   10% ($)
--------------------------------------------------------- --------   ----------   --------   ----------   ------   -------
Roger A. Finn............................................   6,000         9%       $ 3.00     11-27-99    4,973    10,989
Mark R. Davis............................................   5,400         8%         3.00     11-27-99    4,476     9,890
Bryan D. Porto...........................................   5,400         8%         3.00     11-27-99    4,476     9,890
Jyo Umezawa..............................................   7,000        10%         3.00     11-27-99    5,802    12,821
James C. Auten...........................................   6,000         9%         3.00     11-27-99    4,973    10,989
Dorothy Y. Terhune.......................................     500         1%         3.00     11-27-99      414       916

OPTIONS EXERCISED TABLE

     The following table sets forth information concerning each exercise of stock options by the named executive officers during the last completed fiscal year.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY END OPTION VALUES

(A)                                              (B)                  (C)              (D)                (E)
                                                                                         NUMBER OF
                                                                                        SECURITIES           VALUE OF
                                                                                        UNDERLYING          UNEXERCISED
                                                                                        UNEXERCISED        IN-THE-MONEY
                                                                                        OPTIONS AT          OPTIONS AT
                                                                                         FY END(#)           FY END($)
                                                 SHARES ACQUIRED         VALUE         EXERCISABLE/        EXERCISABLE/
                      NAME                       ON EXERCISE(#)       REALIZED($)      UNEXERCISABLE       UNEXERCISABLE
----------------------------------------------------------------      -----------      -------------      ---------------
James C. Auten...................................      3,333            $ 8,083         3,333/9,334       $12,500/$30,000

EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

     The Company maintains a severance policy applicable to all full-time regular employees with at least one year of full-time service. Eligible employees are those who are terminated as the result of (1) a reduction of the Company's work force, (2) elimination of a job or position, (3) inability to satisfactorily perform required responsibilities, or (4) relocation of applicable Company facilities. The amount of severance paid is based upon the employee's base salary and length of service, and includes payment for vested but unused vacations and pro rated automobile allowances, if applicable. The only named executive officer who would receive aggregate severance in excess of $100,000 under the current policy is Ronald G. Harper. Mr. Harper's aggregate severance would be approximately $103,000 at September 30, 1995.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed of Ronald G. Harper, Chairman, President and Chief Executive Officer of the Company, and independent outside directors, John C. Bumgarner, Jr., David L. Huff and Joseph C. McNay. This Committee was responsible for overseeing and administering the Company's executive compensation program described below.

     The executive compensation program of the Company is reviewed and approved annually by the Committee and is designed to serve the interest of the Company and its stockholders by aligning executive compensation with stockholder objectives and to encourage and reward management initiatives and good performance. Specifically, the executive compensation program seeks to:

          (i) implement compensation practices which allow the Company to attract and retain highly qualified executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business;

          (ii) enhance the compensation potential of executives who are in the best position to contribute to the development and success of the Company by providing the flexibility to compensate individual performance; and

          (iii) directly align the interest of executives with the long-term interest of stockholders through compensation opportunities in the form of Common Stock ownership.

     These objectives are met through a program comprised of base salary and annual cash or stock incentive awards, which are tied to operating performance, and long-term incentive opportunities primarily in the form of incentive stock options.

     Salary. The Committee considers on an annual basis salary adjustments for the Company's executive officers, including those named in the Summary Compensation Table. Salary adjustments are designed to reflect internal comparability and organizational considerations, and competitive data provided by outside surveys. As a general rule, salary ranges are targeted toward the median of survey results.

     Incentive Awards. Executives are eligible for cash awards annually based upon financial and non-financial results relative to pre-established performance targets and objectives.

     Stock Options. The Company's 1988 Stock Option Plan, approved by the stockholders in 1989, permits the Committee, to grant incentive or nonstatutory stock options to executive officers. The plan provides for stock option awards giving executives the right to purchase Common Stock over a five-year period at the fair market value per share as of the date the option is granted. Options generally become exercisable in three equal annual installments beginning one year after grant. Neither Mr. Harper nor any other member of the Board of Directors is eligible to participate in the stock option plan.

     Chief Executive Officer Compensation. Mr. Harper's total compensation package has remained relatively constant during the three years ended September 30, 1995. Mr. Harper received annual incentive awards as set forth in the Summary Compensation Table. In determining the amount of annual incentive awards, the Committee took into consideration the Company's progress as evidenced by increased profitability in an environment effected by adverse economic conditions, the increased quality of core assets as a result of the Company's emphasis on its core client industry (retail petroleum), and Mr. Harper's increased personal attention to revitalization of certain significant client relationships.


                                            THE COMPENSATION COMMITTEE

                                              John C. Bumgarner, Jr.
                                              Ronald G. Harper
                                              David L. Huff
                                              Joseph C. McNay

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ronald G. Harper, Chief Executive Officer of the Company, is the only member of the Compensation Committee who is also an employee or officer of the Company. In addition, Mr. Harper is a party to certain relationships and transactions with the Company which are described in "Certain Transactions" below.

DIRECTORS' COMPENSATION

     Members of the Board of Directors who are employees of the Company receive no additional compensation as a result of their service as directors. Directors who are not employees of the Company are compensated at the rate of $1,500 for each board meeting attended and are reimbursed for any out-of-pocket expenses incurred in attending meetings.

PERFORMANCE GRAPH

     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended September 30, 1995 compared with the cumulative total returns of the NASDAQ Stock Market -- U.S. index and an industry peer group. The comparison assumes $100 was invested on September 30, 1990 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG MPSI SYSTEMS INC., THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP

         MEASUREMENT PERIOD                                                           NASDAQ STOCK
        (FISCAL YEAR COVERED)                 MPSI SYSTEMS INC.     PEER GROUP          MRKT - US
              9/90                                   100                100                100
              9/91                                    69                121                157
              9/92                                    13                146                176
              9/93                                    28                179                231
              9/94                                   125                173                233
              9/95                                   375                199                321

     For comparative purposes, the Company has identified a peer group including companies who are competitors or who are known to provide services similar to those provided by the Company. The peer group companies are CACI International Incorporated, Information Research Incorporated, MARC Incorporated, Equifax Incorporated, Dun & Bradstreet, Acxiom Corporation, Market Facts Incorporated, SEI Corporation, and Fair Issac & Company.

                              CERTAIN TRANSACTIONS

     In fiscal year 1993, the Company paid $148,000 under a lease to a partnership in which Mr. Harper owned a 23% interest. In April 1993 the partnership relinquished its interest in the leased office facilities, to an unaffiliated third party. At the time the building was conveyed to the new owner, the Company was in arrears on rental payments to the partnership by approximately $600,000. The partnership agreed to discount the arrearage by $280,000, leaving $320,000 owing, and to accept payment of the remaining balance in five equal annual installments of $60,000 commencing September 15, 1993, together with a one-time payment of $20,000 which was made in fiscal year 1993 as well. The Company reached satisfactory leasing arrangements with the new owner of the building, and its current lease will expire on April 30, 1998.

     The Company entered into a number of agreements on or about September 29, 1993 with certain directors, executive officers and significant stockholders, all as previously reported in connection with an equity recapitalization transaction. Under the terms of such agreements, the Company has agreed that, upon the request of the Principal Investors owning a specified percentage of shares of Common Stock, on one additional occasion (one such registration request having already been satisfied), the Company will register under the Securities Act of 1933, as amended, and applicable states securities laws, the sale of the Common Stock owned by the Principal Investors. The Company's obligation is subject to certain limitations regarding the timing of registrations and certain other matters. The Company is also obligated to offer, on up to two occasions, to the Principal Investors the opportunity to include shares of Common Stock owned by them in certain registration statements filed by the Company. In addition, the Company has agreed to indemnify the Principal Investors against securities law liabilities arising in connection with such offerings, other than liabilities arising as a result of information furnished to the Company by the Principal Investors participating in the registration. The Company is obligated to pay all expenses incident to such registrations, except underwriter's discounts and commissions allocable to the sale of shares by the Principal Investors.

     Concurrent with the recapitalization transaction, the Company obtained a $500,000 line of credit from the Bank of Oklahoma, N.A., a holder of 10.47% of the Company's Common Stock, which declines $25,000 in availability each quarter (beginning December 31, 1993), matures in September 1996 and bears interest on any outstanding balances at New York prime plus 1 1/2%. The line is secured by receivables, property and equipment. Quarterly payments equal to 5% of the outstanding balance plus accrued interest commence at the end of the first calendar quarter during which the initial advance is made. No advances were outstanding under this agreement at September 30, 1995, and $300,000 remains available at that date.

     Mr. Harper and his wife extended a loan to the Company and certain of its subsidiaries (collectively referred to as the "Borrower") in the amount of $1,500,000 on July 30, 1990, in consideration for which the Borrower issued to the Harpers a promissory note originally due June 30, 1991, in the principal amount of $1,500,000 bearing interest at a fluctuating interest rate equal to the prime rate in effect at the principal New York office of Chase Manhattan Bank, N.A., plus one percent (the "Note"). The Note had been extended and was ultimately extinguished by the agreement of the Harpers to accept $150,000 in cash, and convert the remaining balance of $1,350,000 to equity in connection with the recapitalization plan described above.

     In 1993 and 1994, the Company entered into leases of computer equipment and related software from its Chairman and Chief Executive Officer, Ronald G. Harper, and certain members of his family. The original cost of the equipment subject to lease was approximately $118,000. The lease agreements provided for payments of rental by the Company on a quarterly basis of approximately $16,000. The transactions carry an inherent interest rate of 8.5% per annum. At September 30, 1995 the Company's remaining lease obligation to the indicated parties was $3,700 and all such leases expire December 31, 1995.

     The Company believes that the terms of the above described transactions were competitive and no less beneficial to the Company than would have been made available from unaffiliated parties. The Board of Directors of the Company has a policy that the Company not enter into any related party transactions unless approved by a majority of the Company's independent directors based upon independent evidence of fair value.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Company's Board of Directors has reappointed Ernst & Young LLP, the independent auditors who examined the consolidated financial statements of the Company for the fiscal year ended September 30, 1995, to act as the Company's independent auditors for the current fiscal year, subject to ratification by the stockholders. The decision of the Board of Directors to reappoint Ernst & Young LLP is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviewed the auditor's independence, the audit scope and audit fees. Representatives of Ernst & Young LLP will attend the Annual Meeting and will be prepared to answer stockholders' questions but do not plan to make a presentation.

     An affirmative vote of a majority of the outstanding shares of Common Stock present and voting at the meeting is required for ratification of the appointment of the independent auditors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS
                       SELECTION OF INDEPENDENT AUDITORS.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation at the Annual Meeting of Stockholders to be held in 1997, a stockholder proposal must be received by the Secretary at the offices of the Company at the address set forth in the first page of this Proxy Statement, not later than October 31, 1996.

            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at this meeting, you are urged to return your proxy promptly. If you are present at this meeting and wish to vote your shares in person, your proxy may be revoked upon request.

                                            By Order of the Board of Directors

                                            DOROTHY Y. TERHUNE
                                            Secretary

Tulsa, Oklahoma
January 2, 1996

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               MPSI SYSTEMS INC.

        The undersigned hereby appoints Ronald G. Harper and Dorothy Y. Terhune proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of MPSI Systems Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders to be held February 1, 1996 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

                              FOLD AND DETACH HERE

                               MPSI SYSTEMS INC.

                         Annual Meeting of Shareholders

                                February 1, 1996
                                 11:00 a.m. CST
                              Warren Two Building
                                   18th Floor
                                6120 South Yale
                             Tulsa, Oklahoma 74136

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.



1. ELECTION OF DIRECTORS                     NOMINEES: Ronald G. Harper, John C. Bumgarner, Jr., Dr. David L. Huff, Joseph C. McNay
                                             and John J. McQueen


 FOR all nominees          WITHHOLD          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that
listed to the right      AUTHORITY to         nominee's name in the space provided below.)
 (except as marked   vote for all nominees
  to the contrary    listed to the right

       / /                    / /            ------------------------------------------------------------------------------------

2. Ratification of Ernst & Young LLP         3. In their discretion, the Proxies are authorized to
   as the independent certified public          vote upon such other business as may properly
   accountants of the corporation               come before the meeting.

     FOR     AGAINST     ABSTAIN

     / /       / /        / /                Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                             Dated: _____________________________________________________________, 1996


                                             __________________________________________________________________________

                                                                             (Signature)

                                             __________________________________________________________________________

                                                                     (Signature if held jointly)


             PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                              FOLD AND DETACH HERE

                                ADMISSION TICKET

                                 Annual Meeting

                                       of

                         MPSI Systems Inc. Shareholders

                           Thursday, February 1, 1996
                                 11:00 a.m. CST
                              Warren Two Building
                                   18th Floor
                                6120 South Yale
                             Tulsa, Oklahoma 74136

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                                     AGENDA

      * Election of Directors
      * Ratification of the appointment of independent public accountants
      * Report on the progress of the corporation
      * Discussion on matters of current interest

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